EXHIBIT 99.1

INTERLINK ELECTRONICS ANNOUNCES SECOND QUARTER 2003 FINANCIAL RESULTS

Camarillo, California – July 23, 2003 – Interlink Electronics, Inc. (NASDAQ:LINK), a world leader in the development of intuitive interface technologies and solutions for business and home applications, today announced its financial results for the second quarter of 2003. Revenues for the three months ended June 30, 2003 totaled $7.5 million, up 7% as compared to $7.0 million for the first quarter of 2003 and, up 24% compared to the second quarter of 2002. Operating income for the second quarter of 2003 improved three-fold, reaching $197,000, up from $59,000 for the first quarter of this year and compared to an operating loss of $283,000 for the second quarter of last year. Net income for the quarter was $181,000, or $.02 earnings per diluted share as compared to net income of $60,000 or $.01 per diluted share for the first quarter of 2003 (excluding a one time gain of $180,000 recorded in the first quarter of 2003; including the one-time gain, net income for the first quarter of 2003 was $240,000 or $.02 per diluted share) versus a net loss of $333,000 or $.03 loss per diluted share in the second quarter of 2002.

For the first six months of 2003, revenues equaled $14.5 million, a 27% increase over the $11.4 million in the first half of 2002. Operating income totaled $256,000 for the six months ended June 30, 2003 as compared to a loss of $722,000 in the same period of 2002. Net income rose to $421,000 or $.04 earnings per diluted share in the first six months of 2003 from a loss of $732,000 or a $.07 loss per diluted share in the first half of 2002.

“We are pleased to announce another sequential growth quarter,” said E. Michael Thoben, Chairman, CEO & President. “We are moving into the back half of the year with an expectation this trend will continue.

“Revenues from our E-transactions segment have nearly doubled each of the last three quarters,” Mr. Thoben continued. “Revenues for this segment grew 89% over the first quarter, breaking the million dollar mark. During the quarter, Interlink also announced a landmark relationship with the National Notary Association. The NNA is the steward of the most formal signature, the notarized signature. In June, the two organizations jointly announced the availability of Enjoa. This product replaces the traditional ink and paper journal with a highly automated, secure digital process. The product captures signatures, fingerprints and also supports digital cameras and smart cards. With a target market of 4.5 million notaries, we anticipate a bright future for this program.

“Revenues from our Home Entertainment segment were very strong this quarter,” Mr. Thoben added. The growth was driven by strong demand for sensor sales to Microsoft as they begin ramping up Xbox controllers. Additionally, we continue to see increasing revenue in this segment as a result of our traditional presentation projector customers expanding their product lines to meet the needs of home entertainment viewing. Our goal is to have the same positive influence in the home as we have so successfully done in the business environment by offering intuitive technologies and ergonomic designs at very competitive prices.

“The Business Communications segment continues to show progress on the OEM side,” said Mr. Thoben. “We were particularly pleased to see double digit growth in Japan for the quarter. Revenue from domestic partners such as InFocus, Dell and HP also remained strong during the second quarter.

“Revenue generated by the company’s branded segment was weaker than anticipated for the quarter primarily due to an exceptionally strong sell-in late in the first quarter,” said Mr. Thoben. “However, revenues generated by branded products for the first six months of 2003 were up 38% versus the first six months of 2002. We anticipate that branded product revenues will accelerate over the next few quarters driven by a combination of strong seasonality trends, new product introductions and further expansion of distribution.”

Interlink Electronics Highlights in second quarter 2003:

•	Interlink Electronics announced a partnership with the National Notary Association to develop and manufacture the Electronic Notary Journal of Official Acts (Enjoa™). This state-of-the-art electronic record-keeping system allows Notaries to capture and store the handwritten signatures, thumbprints and facial images of document signers to better ensure the integrity of a variety of business transactions. Interlink supplies e-signature and thumbprint biometric technologies as well as software applications. The National Notary Association will market the new product to the 4.5 million notaries worldwide.

•	In June 2003, Interlink Electronics unveiled two new product lines at the presentation industry’s most important tradeshow event InfoComm 2003. Interlink unveiled its newest OEM remote that allows OEM customers such as InFocus, Sony, HP and DELL design flexibility to allow for product differentiation. Interlink also showcased its new line of branded personal presentation products. This new line includes RemotePoint Navigator™, RemotePoint Presenter™ and VersaPoint Communicator™.

•	Late in the second quarter Interlink Electronics introduced RemotePoint® Presenter. This is the Company’s newest product in a family of Interlink branded products that was unveiled at Infocomm 2003 in early June. Interlink’s RemotePoint Presenter is a sleek, ergonomically designed remote control with polished metal and icon studded control keys designed to make the job of giving presentations easier. The USB receiver plugs into a laptop and includes 32 MB of onboard RAM for presentation storage. This is a truly differentiating feature that allows business professionals who don’t want to carry a laptop, to share presentation files with others while out of the office. Features include buttons to launch a presentation, move to the next or previous slide, and to activate the laser. There are also user-assignable hot keys that activate a toolkit of software presentation effects.

About Interlink Electronics, Inc.

Interlink Electronics, Inc. (NASDAQ:LINK) is a world leader in the development of intuitive interface technologies and solutions for business and home applications. Creating today’s interface standards, our business communications, e-transactions, home entertainment and specialty businesses have established Interlink as the comprehensive source for branded and OEM solutions. Selected customers include Dell, HP/Compaq, InFocus, Microsoft, Mitsubishi, NEC, Sanyo, Sharp, Sony and Toshiba.

Recognized worldwide for innovative interface technologies and solutions, Interlink Electronics, Inc. serves a world-class customer-base from its corporate headquarters in Camarillo, California and offices in Tokyo and Hong Kong. The company currently holds more than 70 patents protecting its Force Sensing Resistor (FSR®), VersaPoint® Pressure Pointing, VersaPad® pen input pad and RemoteLink® wireless communication technologies. See LINK online at http://www.interlinkelectronics.com/ or in Japan at http://www.interlinkelec.co.jp/.

All registrations and trademarks are properties of their respective owners

Summarized Consolidated Statements of Operations

(GAAP Basis)

(000’s except per share data)

	Three Months Ended			Six Months Ended June 30,
	(unaudited)
	June 30,		March 31,	(unaudited)
	2003	2002	2003	2003	2002

Revenue	$7,476	$6,027	$7,002	$14,478	$11,436
Gross profit	3,126	2,474	2,930	6,056	4,741
Product development and research	817	868	919	1,736	1,733
Sales, marketing and administration	2,112	1,889	1,952	4,064	3,730

Total operating expenses	2,929	2,757	2,871	5,800	5,463

Operating income (loss)	197	(283)	59	256	(722)
Other income (loss)	(4)	(50)	187	183	(10)
Provision for tax expense	12	—	6	18	—

Net income (loss)	$181	$(333)	$240	$421	$(732)

Earnings (loss) per share—basic	$0.02	$(0.03)	$0.02	$0.04	$(0.07)
Earnings (loss) per share—diluted	$0.02	$(0.03)	$0.02	$0.04	$(0.07)
Weighted average shares—basic	9,807	9,763	9,779	9,793	9,761
Weighted average shares—diluted	11,108	9,763	10,485	10,797	9,761

Selected Consolidated Balance Sheet Data (000’s)

(GAAP Basis)

	June 30, 2003	Dec. 31, 2002
	(Unaudited)
Cash and cash equivalents	$5,775	$7,906
Working capital	16,869	16,247
Total assets	23,172	21,766
Long-term debt	1,192	1,401
Stockholders’ equity	16,778	16,133

This document contains forward-looking statements that involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the forward-looking statements: business conditions and growth in the electronics industry and general economies, both domestic and international; lower than expected customer orders; delays in receipt of orders or cancellation of orders; competitive factors, including increased competition, new product offerings by competitors and price pressures; the availability of third party parts and supplies at reasonable prices; changes in product mix; significant quarterly performance fluctuations due to the receipt of a significant portion of customer orders and product shipments in the last month of each quarter; and product shipment interruptions due to manufacturing problems. The forward-looking statements contained in this document regarding industry and revenue trends, sales channel expansion, industry product and technology acceptance and future business activities should be considered in light of these factors.

Conference Call Information

July 23, 2003 at 2:00 p.m. ET

Live Call-in #: 888-324-8127

Live International Call-in #: 773-756-4633

(Pass Code: “link”)

Web cast address: http://www.interlinkelectronics.com

Telephonic replay available until July 25, 2003

Telephonic replay call in # (US) 800-925-0240 or (Intl) 402-998-0856

Contact:
Interlink Electronics, Inc.	Investor Contact:
546 Flynn Road	Michelle Lockard
Camarillo, CA 93012	Investor Relations Coordinator
http://www.interlinkelectronics.com	805-484-1356 ext. 114
mlockard@interlinkelectronics.com
Company Media Contact
Keith M. Roberts
Director, Corporate Communications
(805) 484-1356 ext. 130
kroberts@interlinkelectronics.com